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                                                                    EXHIBIT 3.20

                            ARTICLES OF INCORPORATION

                                       OF

                                    OPI, INC.

         The undersigned, acting as the incorporator of a corporation for profit pursuant to Section 7-102-102, Colorado Revised Statutes (C.R.S.), delivers these Articles of Incorporation to the Colorado Secretary of State for filing, and states as follows:

         1.       The entity name of the corporation is OPI, Inc.

         2. The total number of shares of stock the corporation is authorized to issue is 1,000 shares of common stock, $0.01 par value per share.

         3. The street address of the corporation's initial registered office and the name of its initial registered agent at that office are:

                           The Corporation Company
                           1675 Broadway
                           Denver, Colorado 80202

         4.       The address of the corporation's initial principal office is:

                           3038 Sidco Drive
                           Nashville, Tennessee 37204

         5.       The name and address of the incorporator is:

                           Chad C. White
                           Bass, Berry & Sims PLC
                           315 Deaderick Street, Suite 2700
                           Nashville, Tennessee 37238

         6. The undersigned consents to appointment as the corporation's initial registered agent:

                           The Corporation Company

                           By: /s/ Mary Adams
                               --------------------------
                           Name: Mary Adams
                           Title: Assistant Secretary

         7. The shareholders of the corporation shall not have preemptive rights.

         8.       Cumulative voting is not desired in the election of directors.

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         9.       To the fullest extent permitted by the Colorado Business
Corporation Act as in effect on the date hereof and as hereafter amended from time to time, a director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. If the Colorado Business Corporation Act or any successor statute is amended after adoption of this provision to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Colorado Business Corporation Act, as so amended from time to time. Any repeal or modification of this Paragraph 9 by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification or with respect to events occurring prior to such time.

         10. The address to which the Secretary of State may send a copy of this document upon completion of filing is:

                           Chad C. White
                           Bass, Berry & Sims PLC
                           315 Deaderick Street, Suite 2700
                           Nashville, Tennessee 37238

Dated: October 29, 2001

                                                    /s/ Chad C. White
                                                    ----------------------------
                                                    Chad C. White, Incorporator

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